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                                                                    Exhibit 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-80364, 333-01851, 33-84064, 333-42773, 333-
42767, 333-65939) and in the Registration Statements on Form S-8 (Nos. 33-43788, 33-48610, 33- 53802, 33-06191, 333-27907) of Plains Resources Inc. of our report dated April 30, 1999, relating to the financial statements of the Scurlock Permian Businesses (a division of Marathon Ashland Petroleum LLC) and our report dated April 30, 1999, relating to the financial statements of Scurlock Permian Corporation (the predecessor entity to the Scurlock Permian Businesses), which appear in the Current Report on Form 8-K/A of Plains Resources Inc. dated
June 28, 1999.



PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
June 25, 1999